EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report, dated February 10, 1999, relating to the consolidated financial statements of UB&T Financial Services Corporation and subsidiary for the year ended December 31, 1998, contained in the annual report on Form 10-KSB for the year ended December 31, 1998, and also to our report, dated February 12, 1999, relating to the consolidated financial statements of GB&T Bancshares, Inc. and subsidiary for the two years ended December 31, 1998, contained in the annual report on Form 10-KSB for the year ended December 31, 1998, and to the reference to our Firm under the caption "Expert" in the Prospectus.

                                            /s/  Mauldin & Jenkins, LLC


Atlanta, Georgia
January 12, 2000